Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Peter Baker, CEO	Bruce MacDonald, CFO
860-945-0661 Ext. 3001	802-658-9112 Ext.15

Crystal Rock Holdings, Inc. Buys Assets of Universal Business Equipment Corp
Supports Strategic Growth of Sales & Business Operations

Watertown, CT – September 30, 2013: Crystal Rock Holdings, Inc. (NYSE MKT: CRVP) announced it has acquired the assets of Universal Business Equipment Corp and it will immediately integrate the assets into Crystal Rock’s daily business operations.

“This opportunity further strengthens our customer experience and overall business operations,” stated Peter Baker, President & CEO, Crystal Rock Holdings. “From technology to personnel, we’re adding jobs, bringing value to our shareholders and providing customers with expert consultation and a premier service experience.”

Founded in 1930 and based in Bridgeport, Connecticut, Universal Business Equipment Corp provides products, services and expertise in office supplies, break room facilities, furniture, printing, technology and other business related services.

Crystal Rock will incorporate vehicles, route operations personnel, customer service personnel, consumer data and information systems resources into existing Crystal Rock operations and facilities.  New sales resources – including more than 90 years of combined experience from the Universal Business Equipment Corp management team – will integrate with existing sales operations and be a catalyst for driving revenue growth.

In conjunction with Crystal Rock’s reduced operating expenses and growth of net income, the acquisition of Universal Business Equipment Corp fuels Crystal Rock’s long-term objective of supporting a more dynamic customer experience.

ABOUT CRYSTAL ROCK
Crystal Rock Holdings, Inc. (NYSE MKT: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast.  The company is the largest independent home and office distributor of its kind in the United States.  It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand.  The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods.  With a new identity and the tagline, “Little Things MatterSM,” Crystal Rock continues to set high standards in the home and office refreshment industry through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at crystalrock.com.